Exhibit 11.1

SWVL Insider Trading Policy

SWVL Holdings Corporation

Policy Owner: Chief Financial Officer

April 2026

INSIDER TRADING POLICY

OF

SWVL HOLDINGS CORP

All directors, officers, employees, consultants, contractors and agents and other related persons (each, a “Covered Individual”) acting on behalf of Swvl Holdings Corp and its subsidiaries (collectively, the “Company”) are subject to the provisions of this Insider Trading Policy (this “Policy”). Every Covered Individual has an obligation to become familiar with and to comply with this Policy, as well as any other policies and procedures applicable to that Covered Individual.

In addition, the Company itself must comply with securities laws applicable to its own securities trading activities, and must not engage in any transaction involving a purchase or sale of its securities, including any offer to purchase of offer to sell or other disposition of its securities, when it is in possession of material non-public information concerning the company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and the exceptions listed in Section V of this policy to the extent applicable.

Any member of company personnel who believes a violation of this Policy may have occurred or may be about to occur should immediately contact the Company’s most senior ranking legal officer (“Senior Legal Officer”) or the Chief Financial Officer for guidance.

An individual who ceases to be an employee of the Company has a continuing obligation to maintain the confidentiality of all Company confidential information for as long as the individual possesses such information learned during the course of his or her employment or affiliation with the Company.

Temporary employees and consultants are bound by confidentiality agreements as specified in their contracts. In some circumstances, it may also be appropriate to require the temporary employee or consultant to comply with this Policy. The business unit that retains the temporary employee or consultant, in consultation with the Senior Legal Officer, is responsible for providing this Policy to the temporary employee or consultant as appropriate.

I.Trading on Inside Information Is Prohibited

The Company’s common stock is traded on the NASDAQ Stock Market (“NASDAQ”) under the symbol “SWVL”. It is a serious violation of federal and state securities laws, and of Company policy, for any Covered Individual or any Related Party (as defined herein) to engage in any transaction involving a purchase or sale of the Company’s securities (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, “Company Securities”), including any offer to purchase or offer to sell or gift, or any other disposition of the Company’s Securities, while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass such information on to others. This prohibition also applies to information relating to any other company, including, but not limited to, the Company’s customers, partners or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are not an exception to this Policy. In addition, federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. Violations of insider trading rules can lead to severe penalties as discussed in more detail below.

1.Material Information. Material information is any information that a reasonable investor would likely consider important in making a decision to buy, hold, sell or vote Company Securities or would consider to have altered the total mix of information available about the Company. Any information, including event-specific information, that could be reasonably expected to affect the price of any Company Securities (whether it relates directly or indirectly to the Company or to trading in Company Securities), whether such impact is positive or negative, should be considered material. There is no bright-line test for assessing materiality. Rather, materiality is determined based on an assessment of all of the relevant facts and circumstances at a particular time.

To protect the Company’s confidential business information and avoid even the appearance of impropriety, Covered Individuals should not disclose any information that could reasonably affect the price, either favorably or unfavorably, of Company Securities. While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material:

i.	News of a potential, pending or proposed Company acquisition, disposition or other significant business combination or transaction;
ii.	Financial results, especially quarterly and year-end earnings (and projections of future earnings or losses or any other financial projections), and significant changes in financial results or liquidity;
iii.	Significant changes in Company strategy or objectives;
iv.	Take-over bids or bids to buy back Company Securities;
v.	Changes in ownership that may affect control of the Company;
vi.	Significant changes in management or the Company’s Board of Directors;
vii.	Changes in auditors or auditor notification that the Company may no longer rely on an audit report;
viii.	Cybersecurity risks and incidents, including vulnerabilities and breaches;
ix.	Significant changes in reserve levels or practices;
x.	Public or private issues of additional equity or debt securities;
xi.	Significant changes in capital structure;
xii.	Defaults or events of default under financings or other agreements;
xiii.	Actual or threatened major litigation or regulatory actions, or the resolution of such litigation or regulatory actions;
xiv.	Significant changes in operating or financial circumstances, cash flow changes or liquidity changes;

xv.	The declaration of dividends or a change in the Company’s dividend policy;
xvi.	Significant new ventures, including new product or service introductions;
xvii.	Entering into new material customer or supplier contracts;
xviii.	The gain or loss of a significant customer or supplier;
xix.	Status of contract negotiations with significant customers;
xx.	Significant milestones relating to the Company’s business; and
xxi.	Significant regulatory developments or changes.

2.Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation is considered non-public. All information that a Covered Individual learns about the Company or its business plans in connection with his or her employment is potentially “insider” information until publicly disclosed.

Proprietary information is non-public information of any type that is owned, created or obtained by the Company for its business purposes. Examples of proprietary information include, but are not limited to, information about the Company’s business, operations, financial condition, strategies and performance; information about the Company’s relationship with customers, product or service providers and vendors and the Company’s computer programs, data, trade secrets or other proprietary software. Some proprietary information may constitute material non-public information. For example, non-public information about a contemplated transaction with another company could be material to the Company. Similarly, non-public information about the Company’s revenues or financial condition could be material to the Company.

3.Twenty-Twenty Hindsight. If a Covered Individual’s (or a Related Party’s) securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals and their Related Parties should carefully consider how regulators and others might view such a transaction in hindsight.

4.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control, such as a partnership or family trust. Such parties are herein collectively referred to as “Related  Parties”. For purposes of this Policy, family members include a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons-in-law and daughters-in-law, brothers-in-law and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

5.“Tipping” Company Information to Others. Whether the information is proprietary information about the Company or non-public information, Covered Individuals and their Related Parties must not pass through any means (e.g., by phone, through the mail, by electronic mail, WhatsApp or social media or on the Internet) such information on to others (either explicitly or by way of generally advising, inducing or motivating others to buy or sell Company Securities). Applicable insider trading laws are construed broadly, and violations of applicable law may occur even if a Covered Individual (or a Related Party) does not personally engage in transactions in Company Securities, and the penalties discussed below apply whether or not Covered Individuals (or their Related Parties) derive any personal benefit, whether tangible or intangible, from another’s actions.

II.	Trading During Blackout Periods Is Prohibited

It is also a violation of Company policy for any Covered Individual or any Related Party of a Covered Individual to purchase, sell, gift or otherwise dispose of Company Securities during the periods discussed below (each such period, a “Blackout Period”):

1.Quarterly and Annual Results. A Blackout Period will be in effect for a period that begins (15) calendar days before the due date (which date does not include any available extension periods) of the Company’s periodic or annual report and ends at the beginning of the first day that follows 1 full day of trading on NASDAQ after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released before markets open on a Monday, Tuesday generally would be the first day on which Covered Individuals and Related Parties may t execute transactions. If the Company’s results are released after markets close on a Monday, Wednesday generally would be the first day on which Covered Individuals and Related Parties may execute transactions. The Senior Legal Officer may alter the commencement and ending of any quarterly or annual Blackout Period.

2.Public Announcements of Material Information. Immediately after the Company has made a public announcement of material information, the Company’s stockholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the first day that follows two full days of trading on NASDAQ after the information has been released.

3.Anticipated Material Events. The Company may issue a suspension of trading because a material event is anticipated (e.g., a financial development, merger, acquisition or any other significant Company action). That a suspension of trading has been implemented may itself be considered material information and should not be communicated to any other person.

III.	Pre-Clearance for Designated Persons

In addition, in the case of directors and executive officers of the Company (and their respective Related Parties) and any other persons (and their respective Related Parties) specifically designated by the Senior Legal Officer as being subject to this paragraph from time to time, at any time when not otherwise prohibited from transacting in Company Securities, such persons must also obtain prior clearance from the Company’s Senior Legal Officer (or in the Senior Legal Officer’s absence, or if the Senior Legal Officer is proposing to transact in Company Securities, the Company’s Chief Financial Officer) before placing any order for the purchase or sale of Company Securities. Clearance of a transaction is valid for three business days unless the transaction otherwise becomes prohibited at an earlier time.

In the event that a director, executive officer or other person designated by the Senior Legal Officer to be subject to the pre-clearance provisions of this section retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer specifically designated by the Senior Legal Officer as being subject to the pre-clearance requirements of this section, that person (and his or her Related Parties) must continue to pre-clear any proposed transaction involving Company Securities, including any offer to purchase or offer to sell or gift or any other disposition of the Company’s securities, with the Senior Legal Officer for six months from the day such person ceases being a director or executive officer. Certain reporting requirements may continue to apply during this period.

In addition, before each transaction in the Company’s securities, each officer and director should contact the Company’s Senior Legal Officer (or in the Senior Legal Officer’s absence, the Company’s Chief Financial Officer) regarding compliance with Rule 144 under the U.S. Securities Act of 1933, as amended (“Rule 144”), which contains guidelines for the sale of privately issued shares and sales by affiliates of the Company, if such sales are not covered by an effective registration statement, to the extent applicable, and regarding compliance with the provisions of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (“Section 16”), which effective March 18, 2026, require the Company’s directors and officers (as defined in Section 16) to make public electronic filings with the U.S. Securities and Exchange Commission reporting their beneficial ownership and to disclose their transactions in the Company’s securities.

IV.	Rule 144 and Section 16 Matters for Directors and Officers

Directors and officers (as defined in Section 16) of the Company must also comply with the provisions of Section 16, which effective March 18, 2026, requires the Company’s directors and officers to report transactions in the Company’s securities through filing of Form 3, Form 4 and Form 5 with the U.S. Securities and Exchange Commission. It is the responsibility of each director and officer to comply with their Section 16 reporting obligations.

V.	Additional Prohibited Transactions

Because we believe it is improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that Covered Individuals (and their respective Related Parties) should not engage in any of the following activities with respect to Company Securities whether or not in possession of material non-public information:

1.Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed in advance with the Senior Legal Officer to avoid potential problems.

2.Short Sales.  Selling Company Securities short is not permitted. Selling short is the practice of selling borrowed securities, a technique that may be used to speculate on a decline in the price of those securities.

3.Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is not permitted unless authorized by Senior Legal officer and in his/ her absence the CFO. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

4.Margin Accounts. Purchasing Company Securities on margin without the prior approval of the Company’s Senior Legal Officer (or in the Senior Legal Officer’s absence, or if the Senior Legal Officer is proposing to transact in Company Securities, the Company’s Chief Financial Officer) is not permitted; except that the foregoing restriction on purchasing Company Securities on margin does not apply to the “cashless exercise” of stock options (i.e., the exercise of a stock option where the Covered Individual sells some of the shares underlying the option to pay the taxes required to be withheld and/or the exercise price of the option so exercised).

VI.	Certain Exceptions

The following transactions are exempted from this Policy:

1. 401(k) Contributions. The purchase of Company Securities pursuant to systematic contributions to the Company’s 401(k) retirement plans is exempt from this Policy. This Policy, however, does apply to a voluntary election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund or to elections to make purchases through systematic investments in the Company stock fund.

2. 10b5-1 Automatic Trading Programs.

The restrictions set forth in this policy shall not apply to sales made pursuant to a Qualified Plan. For purposes of this exception, a “Qualified Plan” is a written plan for selling the Company’s securities which meets each of the following requirements: (a) the plan is adopted by the insider during a trading window and when the insider is not in possession of material non-public information; (b) the plan is adhered to strictly by the insider; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from the insider adopting the plan that such insider (i) is not aware of any material nonpublic information about the Company or its securities and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 6-K or Form 20-F (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if the insider is not a director or officer of the Company, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet the above requirements.

In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Qualified Plan constitutes termination of the Qualified Plan and the adoption of a new Qualified Plan, which triggers the cooling-off period described above. No insider may have more than one Qualified Plan for purchases or sales of securities on the open market during the same period. In addition, no insider may have more than one single-trade Qualified Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Qualified Plans, an insider may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the separate plans satisfy all other conditions applicable to Qualified Plans. With respect to overlapping Qualified Plans, an insider may have separate plans for “sell-to-cover” transactions in which an insider instructs an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Qualified Plans, an insider may have a single-trade plan for “sell-to-cover” transactions.

3.Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy.

VII.	Confidentiality Policy

The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm to the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All Covered Individuals of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular Company duties and for legitimate business reasons.

This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Senior Legal Officer or the Company’s Chief Financial Officer.

VIII.Consequences

The consequences of insider trading violations under U.S. law can be severe.

For individuals who execute transactions on inside information (or tip information to others):

i.	A civil penalty of up to three times the profit gained or loss avoided;
ii.	A criminal fine, regardless of the profit or loss on the execution or transaction, of up to $5 million; and
iii.	A jail term of up to 20 years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

i.	A civil penalty of the greater of $1 million and three times the profit gained or loss avoided as a result of the employee’s violation; and
ii.	A criminal penalty of up to $25 million.

Moreover, Company-imposed sanctions, up to and including dismissal for cause, could result from failing to comply with Company policies or procedures. Needless to say, any of the above consequences, or even a government investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

IX.	Assistance

The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. The existence of a personal financial emergency does not excuse compliance with this Policy. Any person who has any questions about specific transactions may obtain additional guidance from the Compliance/Finance department or the Senior Legal Officer.

X.	Acknowledgement

Covered Individuals may, from time to time, be required to acknowledge their receipt of, and compliance with, this Policy.

Policy approved by:

/s/ Mostafa Kandil

Mostafa Kandil CEO
Effective 20 April, 2026